EXHIBIT 23.4
Consent of Crawford & Winiarski
We consent to references to our firm which are included in the Annual Report on Form 10-K for the year ended May 31, 2007, and the Quarterly Reports on Form 10-Q for the periods ended August 31, 2007 and November 30, 2007, of RPM International Inc. (the “Company”), and to the incorporation by reference of such references into the Company’s Registration Statement (Form S-3) and related Prospectus for the registration of common stock, preferred stock, debt securities, securities warrants, purchase contracts and units filed with the Securities and Exchange Commission as of the date hereof, and any supplements and amendments thereto.

Crawford & Winiarski

By:	/s/ Robert J. Winiarski

Its:	Member

February 14, 2008

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